EXHIBIT 10.4
CONFIDENTIAL
     Execution Copy
LICENSE AGREEMENT
By And Between
ATHERSYS, INC.
And
ANGIOTECH PHARMACEUTICALS, INC.
Effective as of May 5, 2006

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TABLE OF CONTENTS
(continued)
SCHEDULES
Schedule 1.5
Schedule 1.6
Schedule 2.1

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LICENSE AGREEMENT
     This License Agreement (this “License Agreement”) is made and entered into as of May 5, 2006 (the “Effective Date”), by and between Athersys, Inc., a corporation organized under the laws of Delaware and having a place of business at 3201 Carnegie Avenue, Cleveland, Ohio 44115 (“Athersys”), and Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of British Columbia and having a place of business at 1618 Station Street, Vancouver, BC Canada, V6A 1B6 (“Angiotech”). In this License Agreement, Athersys and Angiotech may each be referred to as a “Party” and collectively as the “Parties.”
RECITALS
     A. Concurrently with the execution of this License Agreement, Athersys and Angiotech are entering into that certain Strategic Alliance Agreement (such agreement and the exhibits and schedules thereto, the “Strategic Alliance Agreement”) concerning the alliance between Angiotech and Athersys to research, develop, manufacture, market and commercialize certain stem cells and stem cell therapies for certain indications.
     B. The Strategic Alliance Agreement includes a license from Athersys to Angiotech regarding certain technology and intellectual property owned by Athersys, and a sublicense to certain technology and intellectual property licensed to and sublicensable by Athersys, all as set forth below.
     C. Athersys owns or Controls the Intellectual Property of MCL LLC (which was subsequently transferred by MCL LLC to Regenesys LLC, and then by Regenesys LLC to Athersys) that pertains to the subject matter of this License Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:
ARTICLE I.
DEFINITIONS
     Any capitalized terms not defined in this License Agreement shall have the meaning given such term(s) in the Strategic Alliance Agreement. Any references in this License Agreement to “Sections” shall refer to Sections of this License Agreement, unless specified to be referring to Sections of the Strategic Alliance Agreement. For purposes of this License Agreement, the following capitalized terms in this License Agreement, whether used in the singular or plural, shall have the following meanings:
     1.1 “Action” has the meaning ascribed to it in Section 5.8(b).
     1.2 “Angiotech” has the meaning ascribed to it in the preamble.
     1.3 “Athersys” has the meaning ascribed to it in the preamble.

     1.4 “Athersys Stem Cells” means any and all stem cells described by or in the Athersys Stem Cell Technology.
     1.5 “Athersys Stem Cell Technology” means all Intellectual Property that meets all of the following conditions: (a) is owned or Controlled by Athersys; (b) is related to, or necessary or useful in, the research, development and/or exploitation (including, without limitation, characterization, harvesting, growth, sorting, reproduction, priming, differentiation, storage, use or application) of stem cells; (c) is existing as of the Effective Date or comes into existence as a result of Athersys’ and/or its Affiliates’ internal or collaborative research and development or as a result of an agreement with a Third Party during the License Agreement Term; and (d) is not Company Technology, a Company Patent, University Technology, a University Patent, or Joint IP. Athersys Stem Cell Technology includes, but is not limited to, the Patent Rights listed on Schedule 1.5.
     1.6 “Company Patent” means a Patent that claims as an invention one or more aspects of the Company Technology, and that is owned or Controlled by Athersys during the Term. Company Patents include, but are not limited to, the Patent Rights listed on Schedule 1.6.
     1.7 “Company Technology” means the Intellectual Property owned by Athersys through the Ownership Agreement, namely, the “COMPANY Technology,” as defined in the Ownership Agreement.
     1.8 “Control(s)” or “Controlled” means with respect to any (a) material, Know-How or other information or documentation, or (b) Intellectual Property, the possession of (whether by ownership or license, other than pursuant to this License Agreement), or the ability of a Party or its Affiliates to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense, except to the extent that any of the foregoing rights arise by virtue of the grant of rights under this License Agreement.
     1.9 “Declined Action” has the meaning ascribed to it in Section 5.8(c).
     1.10 “Effective Date” has the meaning ascribed to it in the preamble.
     1.11 “Joint IP” has the meaning ascribed to it in Section 5.2.
     1.12 “License Agreement” has the meaning ascribed to it in the preamble.
     1.13 “License Agreement Term” has the meaning ascribed to it in Section 6.1.
     1.14 “Ownership Agreement” means that certain Ownership Agreement, dated as of May 17, 2002, by and between the University and MCL LLC.
     1.15 “Party” and/or “Parties” has the meaning ascribed to it in the preamble.
     1.16 “Prior Third Party Agreement” means those agreements between Athersys and a Third Party set forth on Schedule 2.1, as such agreements exist as of the Effective Date.

     1.17 “Responsible Party” has the meaning ascribed to it in Section 5.3.
     1.18 “Strategic Alliance Agreement” has the meaning ascribed to it in the Recitals.
     1.19 “University” means the Regents of the University of Minnesota, a constitutional educational corporation under the laws of the State of Minnesota.
     1.20 “University License Agreement” means that certain Exclusive License Agreement, dated as of May 17, 2002, by and between the University and MCL LLC.
     1.21 “University Patents” means a Patent Right that claims as an invention one or more aspects of the University Technology.
     1.22 “University Technology” means the Intellectual Property that is owned by the University pursuant to the Ownership Agreement, namely, the “University Technology,” as defined in the Ownership Agreement.
ARTICLE II.
LICENSES
     2.1 License Grants By Athersys. Subject to the provisions of this License Agreement, the Strategic Alliance Agreement, the applicable provisions of the Ownership Agreement and University License Agreement, and the Prior Third Party Agreements, Athersys grants to Angiotech during the License Agreement Term:
          (a) a co-exclusive (meaning that only Athersys, Angiotech and their Affiliates and permitted subcontractors can act in each country of the Territory), worldwide, license and sublicense (as the case may be), with the right to sublicense (through multiple tiers of sublicensing), under the Company Technology, Company Patents and Athersys Stem Cell Technology to research, develop, and otherwise use and exploit (but excluding to make and have made) Cells and Clinical Development Candidates in the Therapeutic Field in the Territory as necessary or useful to conduct any Clinical Development Program, Pre-Clinical Development Program and/or New Pre-Clinical Development Program and/or its activities under any Transaction Agreement;
          (b) an exclusive (even as to Athersys), worldwide, license and sublicense (as the case may be), with the right to sublicense (through multiple tiers of sublicensing), under the Company Technology, Company Patents and Athersys Stem Cell Technology to promote, market, distribute, advertise, sell, have sold, offer for sale, import and have imported Cell Therapy Products in the Therapeutic Field in the Territory; and
          (c) in the event that Angiotech obtains rights to manufacture Cells, Clinical Development Candidates and Cell Therapy Products pursuant to the terms of the Strategic Alliance Agreement, a co-exclusive (meaning that only Athersys, Angiotech and their Affiliates and permitted subcontractors can act in each country of the Territory) worldwide, license and sublicense (as the case may be), with the right to sublicense (through multiple tiers of sublicensing), under the Company Technology, Company Patents and Athersys Stem Cell

Technology to make and have made Cells, Clinical Development Candidates and Cell Therapy Products in the Therapeutic Field in the Territory.
     2.2 License Grants to Joint IP.
          (a) Athersys hereby grants to Angiotech a non-exclusive, worldwide, fully paid-up, royalty-free, irrevocable right and license, with the right to sublicense (through multiple tiers of sublicensing), in all fields under Athersys’ undivided interest in the Joint IP to research, develop, make, have made, promote, market, distribute, advertise, sell, have sold, offer for sale, import, have imported, and otherwise use and exploit products and processes.
          (b) Angiotech hereby grants to Athersys a non-exclusive, worldwide, fully paid-up, royalty-free, irrevocable right and license, with the right to sublicense (through multiple tiers of sublicensing), in all fields under Angiotech’s undivided interest in the Joint IP to research, develop, make, have made, promote, market, distribute, advertise, sell, have sold, offer for sale, import, have imported, and otherwise use and exploit products and processes.
     2.3 Sublicense Grant By Athersys. Athersys grants to Angiotech a sublicense under University Technology and University Patents pursuant to and in accordance with the terms and conditions of the Sublicense Agreement. The foregoing includes the right to sublicense (through multiple tiers of sublicensing).
     2.4 Reservation Of Rights. Except as expressly set forth in Sections 2.1, 2.2(b) and 2.3, Athersys reserves all right, title and interest in, to and under the Company Technology, Company Patents, Athersys Stem Cell Technology, and all other Intellectual Property owned by or licensed to Athersys or any of its Affiliates. For the avoidance of doubt, no right or license is granted under this License Agreement by Athersys or any of its Affiliates to Angiotech or any of its Affiliates, whether expressly, impliedly, by estoppel or otherwise, in, to or under the Company Technology, Company Patents, Athersys Stem Cell Technology, or any other material, technology or intellectual property rights owned by or licensed to Athersys or any of its Affiliates, except as expressly set forth in Sections 2.1, 2.2(b) and 2.3.
ARTICLE III.
CONSIDERATION
     3.1 Profit Sharing in Lieu of Royalty. In complete consideration for the rights granted to Angiotech under this License Agreement, and with respect to any Cell Therapy Product(s), Athersys shall receive a share of the Profits (as described in the Strategic Alliance Agreement), and with respect to any Sole Development Product(s), Athersys shall receive a royalty and share of Sole Development Income (as described in the Strategic Alliance Agreement).
ARTICLE IV.
CONFIDENTIAL INFORMATION
     4.1 Confidentiality Obligations. All information exchanged by the Parties pursuant to this License Agreement shall be subject to the obligations of confidentiality, as applicable, set forth in ARTICLE XIII of the Strategic Alliance Agreement; provided, however, that any disclosure by either Party as required under the Ownership Agreement shall be deemed a permitted disclosure under Section 13.3 of the Strategic Alliance Agreement.
ARTICLE V.
INTELLECTUAL PROPERTY OWNERSHIP AND PROTECTION
     5.1 Ownership Of Intellectual Property. Athersys shall retain all of its ownership interests in the Athersys Stem Cell Technology, the Company Technology, and the Company Patents, as such exist as of the Effective Date. Angiotech shall retain all of its ownership interests in its Intellectual Property, as such exists as of the Effective Date, and shall have sole responsibility for Patent Prosecution related thereto. Nothing in this License Agreement shall be construed to transfer ownership of any Intellectual Property rights existing as of the Effective Date from one Party to the other Party.
     5.2 Ownership Of New Intellectual Property. Inventorship of all Intellectual Property, whether patentable or not, made, created, identified, conceived, reduced to practice or derived as a direct result of the exercise of a Party’s rights or performance of a Party’s obligations under any Pre-Clinical Development Program, Clinical Development Program or any Transaction Agreement shall be determined in accordance with United States patent laws. As between Athersys and Angiotech, ownership of Intellectual Property made, created, identified, conceived, reduced to practice or derived as a result of the exercise of a Party’s rights or obligations under the Transaction Agreements shall be determined consistent with inventorship. Any Intellectual Property jointly owned by the Parties pursuant to this Section 5.2 is referred to herein as “Joint IP.”
     5.3 Patent Prosecution Of Patent Rights Solely Owned. The responsibility for Patent Prosecution related to an invention owned solely by Athersys pursuant to Sections 5.1 or 5.2, or an invention solely owned by Angiotech pursuant to Section 5.2, shall be the responsibility of the Party owning the invention that is the subject thereof (“Responsible Party”). With respect to Patent Prosecution of Patent Rights necessary or useful in connection with Cell Therapy in any Therapeutic Field, the following obligations shall apply:
          (a) The Responsible Party shall perform Patent Prosecution of all Patent Rights for which it responsible throughout the Territory, using Commercially Reasonable Efforts.
          (b) The Responsible Party shall consult with the other Party regarding Patent Prosecution of all Patents Rights for which it is responsible in the Territory, and shall provide copies to the other Party of all official correspondence with patent authorities related thereto.
          (c) The Responsible Party shall give the other Party a reasonable opportunity to review and provide substantive input for material decisions relating to the prosecution and maintenance of each application for Patent, shall consult with the other Party with respect to each such application for Patent, and shall supply the other Party with a copy of each such application for Patent as filed, together with notice of its filing date and serial number. For the avoidance of doubt, the Responsible Party may take ministerial and non-material procedural actions regarding the Patent Rights for which it is responsible without obtaining prior input from the other Party.

          (d) During the Term, the Responsible Party shall keep the JSC and the other Party informed of the status of all such material Patent Prosecution activities, shall provide written reports to the other Party at least semi-annually regarding the status of the Patent Rights for which it is responsible. The other Party shall have the right to request and promptly receive additional information regarding such Patent Rights from the Responsible Party.
          (e) In the event that the Athersys elects to finally abandon the subject matter of any patent application or issued patent within the Patent Rights for which it is responsible, Athersys shall give Angiotech at least thirty (30) thirty days prior written notice of any such planned abandonment. Angiotech shall then have the right to continue the prosecution of any such abandoned application or patent and to maintain the same, all at Angiotech’s sole cost and expense. If Angiotech exercises such right to continue the prosecution and maintenance of any such patent application or patent to be abandoned by Athersys, Athersys shall continue to own such patent or patent application (as applicable) but shall give power of attorney to Angiotech and/or its legal representative to continue the prosecution and maintenance of such patent application or patent; provided, however, that all terms and conditions of the license granted to Angiotech in this License Agreement shall continue to apply and Angiotech shall have no rights outside of the Therapeutic Field. Athersys agrees to cooperate in such activities, but shall have no obligation to incur any expense in connection therewith.
     5.4 Patent Prosecution Of Joint IP. The JSC shall determine whether to conduct Patent Prosecution with respect to all Joint IP. The JSC will assign responsibility to one Party to conduct Patent Prosecution of such Patent(s) and application(s) for Patent(s), and such Party shall thereafter be deemed the Responsible Party with respect to such Patent(s) and application(s) for Patent(s); provided, however, that both Parties shall be entitled to actively participate in such Patent Prosecution in connection with Joint IP, and shall jointly decide upon the strategy and content of such Patent Prosecution activities and submissions to governmental authorities associated therewith. With respect to Patent Prosecution in connection with Joint IP, and subject to the foregoing sentence, the Responsible Party shall have the obligations set forth in Section 5.3; provided, however, that such obligations shall not be limited to Patent Rights necessary or useful in connection with Cell Therapy in the Therapeutic Field.
     5.5 Costs Of Patent Prosecution. All out-of-pocket Patent Prosecution costs and expenses, including attorneys’ fees, incurred by a Party in the performance of Patent Prosecution pursuant to this License Agreement shall be (a) borne solely by the Responsible Party in the case of Patent Rights owned solely by a Party, and (b) shared equally by the Parties in the case of Joint IP. In the case of Joint IP, the Responsible Party shall keep the other Party informed of such costs and expenses from time to time, including by providing backup documentation evidencing the out-of-pocket costs and expenses incurred, and the other Party shall promptly reimburse the Responsible Party for fifty percent (50%) of such costs and expenses within thirty (30) days after receipt of written notice thereof, together with documentation supporting such costs and expenses.
     5.6 Cooperation. With respect to all Patent Prosecution activities under this License Agreement, each Party shall:

          (a) execute all further instruments to document its respective ownership consistent with this ARTICLE V as reasonably requested by the other Party;
          (b) make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the Responsible Party hereunder to undertake Patent Prosecution;
          (c) cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions; and
          (d) endeavor in good faith to coordinate its efforts under this License Agreement with the other Party to minimize or avoid inconsistencies or interference with the Patent Prosecution of the other Party regarding Intellectual Property licensed to Angiotech hereunder or Joint IP.
     5.7 Third Party Infringement.
          (a) Notice. Except as provided in Section 5.7(b), and with respect to any Patent Rights licensed hereunder, each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of such Patent Rights of which it becomes aware, and shall provide to the other Party available evidence thereof. The Parties shall consult with respect to potential strategies for terminating such alleged or threatened infringement without litigation.
          (b) Notice — ANDA Filing. Each Party shall promptly provide to the other Party copies of any allegations of alleged patent invalidity or non-infringement of a Patent Right licensed hereunder pursuant to a certification under 21 U.S.C. § 355(b)(2)(A)(iv) by a Third Party filing an Abbreviated New Drug Application thereunder or any supplements or successor provisions thereto. Such copies shall be provided promptly, but in any event within ten (10) business days of receipt of such certification.
     5.8 Defense and Enforcement of Patent Rights.
          (a) Defense of Declaratory Judgment Action. In the event of an assertion of invalidity or unenforceability of the Patent Rights licensed hereunder, the Party receiving notice of such assertion shall promptly advise the other Party in writing of such assertion and of all relevant facts and circumstances known to such Party pertaining to such assertion. Angiotech and Athersys shall thereafter consult and cooperate fully to determine an appropriate course of action.
          (b) Action within the Licensed Field. Athersys shall have the first right, but not the obligation, to commence and control any legal action or proceeding, or the filing of any counterclaim, related to any alleged infringement of any Patent Rights licensed to Angiotech hereunder (“Action”) within any Therapeutic Field. In the event that Athersys elects, in its sole discretion, to undertake such an Action, (i) Athersys shall reasonably consider Angiotech’s input with respect to such Action; (ii) Angiotech agrees to reasonably cooperate with Athersys, including providing access to all necessary documents, executing all papers and performing such other acts as may be reasonably required for such Action, including, but not limited to, consenting to be joined as a Party plaintiff in such Action, at Athersys’ sole expense; and (iii)

each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof. Athersys shall control such Action, and Athersys may enter into settlements, stipulated judgments or other arrangements respecting such infringement; provided, however, that without the prior written consent of Angiotech, no settlement, stipulated judgment or other voluntary final disposition of a suit under this Section 5.8(b) may be undertaken by Athersys without the consent of Angiotech if such settlement, stipulated judgment or other voluntary final disposition would require Angiotech to be subject to an injunction, admit wrongdoing, make a monetary payment or would otherwise materially adversely affect Angiotech’s rights under the Transaction Agreements. Athersys shall keep Angiotech reasonably apprised of the progress of any such Action. Angiotech may, at its option and sole expense, be represented by counsel of its choice, but all other costs associated with any such Action shall be at the sole expense of Athersys.
          (c) Declined Action. If, within ninety (90) days after discovering or being notified by Angiotech in writing of an alleged infringement that would be the basis of a potential Action within any Therapeutic Field, Athersys declines to commence an Action, then Angiotech shall have the right, but not the obligation, to commence an Action with respect to such alleged infringement (“Declined Action”); provided that prior to commencing any such Declined Action, Angiotech shall reasonably consider Athersys’ reasons for declining to commence the Action. In the event that Angiotech elects, in its sole discretion, to commence such Declined Action, (i) Angiotech shall reasonably consider Athersys’ input with respect to such Declined Action; and (ii) Athersys agrees to reasonably cooperate with Angiotech, including providing access to all necessary documents, executing all papers and performing such other acts as may be reasonably required for such Declined Action, such as consenting to be joined as a party plaintiff in such Declined Action, at Angiotech’s sole expense; and (iii) each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof. Angiotech shall control such Action, and Angiotech may enter into settlements, stipulated judgments or other arrangements respecting such infringement; provided, however, that without the prior written consent of Athersys, no settlement, stipulated judgment or other voluntary final disposition of a suit under this Section 5.8(c) may be undertaken by Angiotech without the consent of Athersys if such settlement, stipulated judgment or other voluntary final disposition would require Athersys to be subject to an injunction, admit wrongdoing, make a monetary payment or would otherwise materially adversely affect Athersys’ rights under the Transaction Agreements or the Patent Rights licensed to Angiotech hereunder. Angiotech shall keep Athersys reasonably apprised of the progress of any such Declined Action. Athersys may, at its option and sole expense, be represented by counsel of its choice, but all other costs associated with any such Declined Action shall be at the sole expense of Angiotech.
          (d) Action Outside of the Licensed Field. Athersys shall have the first right, but not the obligation, to commence and control any Action that is not addressed in Section 5.8(b) or (c); provided, however, where such Action could reasonably be expected to adversely effect Angiotech’s rights under the Transaction Agreements, Athersys shall reasonably consider the interests of Angiotech and shall not settle or make any agreement that would have a material adverse effect on Angiotech’s rights in any Therapeutic Field under this License Agreement, without the prior written consent of Angiotech.

          (e) Recoveries. In any Action or Declined Action pursuant to Section 5.8(b) or (c), any damages or other recovery, including compensatory and other non-compensatory damages or recovery actually received from a Third Party, shall be allocated first to reimburse the costs and expenses, including reasonable attorneys’ fees and expert witness fees, of the Party commencing such Action or Declined Action and then to reimburse the other Party for such costs and expenses, if any. Such reimbursement shall be made first from any compensatory damages, including attorneys’ fees and costs recovered. If any balance remains of the damages or other recovery made from the Third Party after such reimbursement, any remaining compensatory damages that are attributable to lost sales of Cell Therapy Products shall be considered Profit and subject to the sharing of Profits pursuant to the Strategic Alliance Agreement. Any remaining balance of damages or other recovery, if any, shall be payable to the Party commencing such Action or Declined Action (as applicable).
     5.9 Other Intellectual Property Infringement.
          (a) Notice.
          (i) Each Party shall notify the other in writing of any allegations it receives from a Third Party that the manufacture, production, use, development, sale or distribution of Clinical Development Candidates, Cell Therapy Products or any technology or Intellectual Property licensed to Angiotech under this License Agreement infringes the Intellectual Property rights of such Third Party. Such notice shall be provided promptly, but in no event after more than fifteen (15) business days, following receipt of such allegations.
          (ii) In the event that a Party receives notice that it or any of its Affiliates have been individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a Third Party patent or other Intellectual Property right as a result of the manufacture, production, use, development, sale or distribution of Clinical Development Candidates, Cell Therapy Products or any technology or Intellectual Property licensed to Angiotech under this License Agreement, such Party shall immediately notify the other Party in writing and in no event notify such other Party later than ten (10) business days after the receipt of such notice. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof.
          (b) Settlement. The Parties shall keep each other informed of the status of and of their respective activities regarding any litigation or settlement thereof initiated by a Third Party concerning a Party’s manufacture, production, use, development, sale or distribution of Clinical Development Candidates, Cell Therapy Products or any technology or Intellectual Property licensed to Angiotech under this License Agreement; provided, however, that no settlement, stipulated judgment or other voluntary final disposition of a suit under this Section 5.9 may be undertaken by a Party without the consent of the other Party if such settlement, stipulated judgment or other voluntary final disposition would require the other Party to be subject to an injunction, admit wrongdoing, make a monetary payment or would otherwise adversely affect the other Party’s rights under this License Agreement.

          (c) Use Of Name And Trademarks. Unless required by law or an order of a court or governmental agency, Angiotech shall not use the name or trademarks of Athersys or the University, or any of the University’s faculty, staff, or student body members in promoting or advertising any Cells, Clinical Development Candidates or Cell Therapy Product without the prior written approval of Athersys and, with respect to the name or the trademarks of the University or any of the University’s faculty, staff or student body members, the prior written approval of the University.
ARTICLE VI.
TERM AND TERMINATION
     6.1 Term. This License Agreement shall commence on the Effective Date and shall terminate upon the expiration or termination of the Strategic Alliance Agreement (except as provided for in Section 16.3 of the Strategic Alliance Agreement). The period of time from the Effective Date until termination is the “License Agreement Term.”
     6.2 Survival Of Obligations. The termination or expiration of this License Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other. In addition, the provisions of Article I, to the extent definitions are embodied in the following listed Articles and Sections of this Agreement; Article IV; and Sections 2.2, 2.4, 5.1 — 5.6, this 6.2, 7.1 and 7.4 — 7.13 shall survive any termination of this License Agreement for any reason.
ARTICLE VII.
MISCELLANEOUS PROVISIONS
     7.1 Governing Law. The Transaction Agreements shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws.
     7.2 Assignment. Neither Party shall be permitted to assign or otherwise transfer any of its rights or obligations under the Transaction Agreements without the prior written consent of the other Party; provided, however, that, subject to Section 16.2(e) of the Strategic Alliance Agreement, a Party may assign or otherwise transfer all of its rights and obligations under the Transaction Agreements without the prior written consent of the other Party (a) in connection with a sale of all or substantially all of its business or assets, whether by merger, sale of stock, sale of assets or otherwise or (b) to an Affiliate of such Party. Notwithstanding the foregoing, in the event of any such permitted assignment or other transfer, all rights and obligations under the Transaction Agreements must be assigned or otherwise transferred together in their entirety to such assignee or successor.
     7.3 Compliance With Laws. Each Party shall comply with all applicable laws, rules and regulations in connection with its performance of its obligations and exercise of its rights under the Transaction Agreements. Each Party shall furnish to the other Party any information reasonably requested or required by the requesting Party during the License Agreement Term to enable the requesting Party to comply with the requirements of any United States or foreign federal, state, and/or government agency.

     7.4 Further Assurances. At any time, or from time to time, following the date of this License Agreement, each Party shall, at the request of the other Party (a) deliver or cause to be delivered to the requesting Party any records, data or other documents consistent with the provisions of this License Agreement, (b) duly execute and deliver, or cause to be duly executed or delivered, all such consents, assignments, documents or further instruments of transfer or license as required by this License Agreement, and (c) take or cause to be taken all such actions, in each case as the requesting Party may reasonably deem necessary in order for the requesting Party to obtain the full benefits of this License Agreement and the transactions contemplated hereby.
     7.5 Severability. In the event that any provision of the Transaction Agreements is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Transaction Agreements shall remain in full force and effect without said provision. In such event, the Parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the Parties in agreeing to such invalid provision, without itself being invalid.
     7.6 Waivers And Amendments; Preservation Of Remedies. This License Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any Party may otherwise have at law or in equity.
     7.7 Headings. The captions to the several Articles and Sections hereof are not a part of the Transaction Agreements, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.
     7.8 Counterparts. The Transaction Agreements may be executed by original or facsimile signature in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all of which counterparts together shall constitute one instrument.
     7.9 Successors. This License Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     7.10 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by fax, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below (or at such other address for such party as shall be specified by like notice). All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by facsimile transmission, on the date of such delivery, (c) in the case of delivery by nationally recognized express courier, on the date of such delivery, and (d) in the case of mailing within the United States, on the fifth (5th) business day following such mailing.
If to Angiotech:
Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC Canada V6A 1B6
Fax: 604-221-2330
Attn: Vice President Business Development
with a required copy to:
Angiotech Pharmaceuticals, Inc.

1618 Station Street
Vancouver, BC Canada V6A 1B6
Fax: 604-221-2330
Attn: General Counsel
If to Athersys:
Athersys, Inc.
3201 Carnegie Avenue
Cleveland, OH 44115-2634
Fax: (216) 361-9495
Attn: Chief Executive Officer
with a copy (which shall not constitute notice) to:
Jones Day
North Point
901 Lakeside Avenue
Cleveland, OH 44114
Fax: (216) 579-0212
Attn: Thomas A. Briggs, Esq.
     7.11 No Consequential Damages. EXCEPT IN CONNECTION WITH A PARTY’S OBLIGATIONS UNDER ARTICLE XV OF THE STRATEGIC ALLIANCE AGREEMENT, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE.
     7.12 Independent Contractor. Neither Party shall be construed to be a partner, joint venturer, franchisee, employee, principal, agent, representative or participant of or with the other Party for any purpose whatsoever by virtue of the Transaction Agreements. No Party has any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party in any manner by virtue of the Transaction Agreements.
     7.13 Complete Agreement. This License Agreement, together with its Schedules and Exhibits, and any Pre-Clinical Development Plans and Clinical Development Plans approved by the Parties, the Strategic Alliance Agreement, Sublicense Agreement, Note and Purchase Agreement, and the Mutual Confidential Disclosure Agreement between the Parties dated July 20, 2005, along with any other letters or agreements signed by both Parties and of even date herewith, constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect.
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their duly authorized officers, effective as of the Effective Date.

ATHERSYS, INC.

By:
	Name:	Gil Van Bokkelen
	Title:	President and Chief Executive Officer

ANGIOTECH PHARMACEUTICALS, INC.

By:
Name:
Title: